Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Exhibit 10.25

AVALYN PHARMA INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (the “Agreement”) is entered into as of February 3, 2026, between BANC OF CALIFORNIA, a California state-chartered bank (“Bank”), and AVALYN PHARMA INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP (except for non-compliance with FAS 123R in monthly reporting); provided, however, that for all purposes hereunder (other than for purposes of delivery of financial statements prepared in accordance with GAAP) any liabilities that would have been treated as operating leases in accordance with Accounting Standards Codification 840 (regardless of whether or not then in effect) shall be treated as operating leases without giving effect to Accounting Standards Codification 842 or any subsequent changes in GAAP requiring operating leases to be recharacterized or treated as capital leases. The term “financial statements” shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Term Loan.

(i) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make one (1) or more term loans to Borrower in an aggregate original principal amount not to exceed $30,000,000 (each a “Term Loan” and collectively the “Term Loans”). Borrower may request Term Loans at any time from the date hereof through the Availability End Date. Each Term Loan must be in an amount equal to at least $250,000. The proceeds of the Term Loans shall be used for general working capital purposes and for capital expenditures.

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(ii) Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.2(a), and prior to the Availability End Date for the applicable Term Loan shall be payable monthly beginning on the last day of the month next following such Term Loan, and continuing on the last day of each month thereafter. Any Term Loans that are outstanding on the Availability End Date shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on the Amortization Date, and continuing on the last day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable. Term Loans, once repaid, may not be reborrowed. Borrower may prepay any Term Loan without penalty or premium.

(iii) When Borrower desires to obtain a Term Loan, Borrower shall notify Bank (which notice shall be irrevocable) by email (or, if permitted by Bank, through the use of an E-System) to be received no later than 3:30 p.m. Eastern time three Business Days before the day on which the Term Loan is to be made. Such notice shall be given by a Loan Advance/Paydown Request Form in substantially the form of Exhibit C. The notice shall be signed by an Authorized Officer. Bank shall be entitled to rely on any notice given by a person whom Bank reasonably believes to be an Authorized Officer, and Borrower shall indemnify and hold Bank harmless for any damages, loss, costs and expenses suffered by Bank as a result of such reliance.

2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Term Loans. Except as set forth in Section 2.2(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to the greater of: (A) the Prime Rate then in effect; or (B) 5.0%.

(b) Late Fee; Default Rate. If any payment is not made within 15 days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) [***]% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. After the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest, upon notice of such increase given by Bank, at a rate equal to [***] percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default (such rate, the “Default Rate”) unless Bank otherwise elects from time to time in writing in its sole discretion to impose a smaller increase; provided, that, from and after the occurrence of any Event of Default described in Section 8.5, such increase shall be automatic and without the requirement of any notice from Bank. In all such events, and notwithstanding the date on which application of the Default Rate is communicated to Borrower, the Default Rate may be accrued (at the election of Bank) from the initial date of any Event of Default until all existing Events of Default are waived in writing in accordance with the terms of this Agreement.

(c) Payments. Borrower authorizes Bank, at Bank’s option, to charge such interest, all Bank Expenses, all Periodic Payments, and any other amounts due and owing in accordance with the terms of this Agreement against any of Borrower’s deposit accounts. Any

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interest not paid when due shall be included (without duplication) in the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. In the event that the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

2.3 Crediting Payments. So long as an Event of Default does not exist, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment or delivery to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment or delivery shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4 Bank Expenses. On the Closing Date, Borrower shall pay to Bank all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.5 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnification or reimbursement obligations for which no claims have been asserted) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Closing. The agreement of Bank to enter into this Agreement on the Closing Date is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, or Bank has waived receipt of in writing in its sole discretion, each of the following items and completed each of the following requirements (provided that, upon execution and delivery by Bank to Borrower of its signature page to this Agreement, the conditions set forth in this Section 3.1 shall be deemed to be satisfied):

(a) this Agreement, duly executed by Borrower and Bank;

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(b) a corporate resolution of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c) a financing statement (Form UCC-1);

(d) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(e) current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion; company prepared consolidated (and, if prepared, consolidating) balance sheets and income statements of Borrower for the months ended August 31, 2025, September 30, 2025 and October 31, 2025; and such other updated financial information as Bank may reasonably request;

(f) current Compliance Certificate in accordance with Section 6.2;

(g) evidence that the insurance policies required by Section 6.5 hereof are in full force and effect;

(h) the Warrant together with a capitalization table and copies of material equity documents of Borrower;

(i) a Borrower Information Certificate;

(j) a legal opinion from Borrower’s counsel, which shall be reasonably satisfactory to Bank;

(k) Borrower and its Subsidiaries shall have opened and funded not less than $30,000,000 in deposit accounts held with Bank; and

(l) such other documents or certificates, and completion of such other matters, as Bank may reasonably request.

3.2 Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is contingent upon Borrower’s compliance with Section 3.1 above, and is further subject to the following conditions unless waived by Bank in writing in its sole discretion:

(a) timely receipt by Bank of the Loan Advance/Paydown Request Form as provided in Section 2.1;

(b) Borrower shall be in compliance with Section 6.6 hereof;

(c) in Bank’s good faith business judgment, there has not been a Material Adverse Effect, and no event, condition, development, action, circumstance, or other occurrence has occurred which could reasonably be expected to have a Material Adverse Effect;

(d) (i) no Event of Default shall then exist, would exist immediately after such Credit Extension, or (ii) if any financial covenant is included in the Agreement following

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the Closing Date, Bank determines, based on information available to it and in its good faith judgment, that there is a likelihood that an Event of Default will exist as a result of Borrower’s failure to comply with such financial covenant during the time period following the Credit Extension and continuing through the next succeeding financial reporting period;

(e) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Advance/Paydown Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date, and provided further that any representation or warranty that contains a materiality qualification therein shall be true and correct in all respects). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in Sections 3.2(b), 3.2(c) (provided that, for purposes of this sentence, Borrower’s representation and warranty with respect to Section 3.2(c) shall be that, in Borrower’s determination, there has not been a Material Adverse Effect, and no event, condition, development, action, circumstance, or other occurrence has occurred which could reasonably be expected to have a Material Adverse Effect), 3.2(d)(i) (provided that, for purposes of this sentence, Borrower’s representation and warranty with respect to Section 3.2(d) shall be that no Event of Default then exists or would exist immediately after such Credit Extension), and 3.2(e); and

(f) with respect to the initial Term Loan, Borrower shall have delivered each of the control agreements described in Section 6.11(b).

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except for Permitted Liens or as disclosed in the Schedule, subject to Bank taking all actions required to be taken by Bank in order to perfect its security interest in the Collateral, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its intellectual property (other than Permitted Liens and licenses as described in the definition of Permitted Transfers). Notwithstanding any termination of this Agreement or of any filings undertaken related to Bank’s rights under the Code, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnification or reimbursement obligations for which no claims have been asserted) are outstanding.

4.2 Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency

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of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall take such commercially reasonable steps as Bank reasonably requests for Bank to (x) subject to Section 7.11 below, obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (y) obtain “control” of any Collateral consisting of investment property, deposit accounts (other than Excluded Accounts), letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding. Borrower shall take such other actions as Bank reasonably requests to perfect its security interests granted under this Agreement.

4.3 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Borrower will deliver to Bank (i) on the Closing Date, the certificate or certificates for any then-certificated Shares, and (ii) with respect to any Shares uncertificated as of the Closing Date, immediately upon certification, the certificate or certificate for the Shares, in each case accompanied by an instrument of assignment duly governing the Shares. Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

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5.1 Due Organization and Qualification. Borrower and each Subsidiary is duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any agreement by which Borrower is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Except as permitted pursuant to Section 6.3, all Collateral is located solely in the United States. All Inventory is in all material respects of good and merchantable quality (ordinary wear and tear excepted), free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule or as permitted pursuant to Section 6.6, none of Borrower’s Cash is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4 Intellectual Property. Borrower is the sole owner of the intellectual property created or purchased by Borrower and necessary for the operation of the business of Borrower, except for licenses granted by Borrower to its customers in the ordinary course of business. The intellectual property created or purchased by Borrower constitutes all intellectual property necessary for the conduct of Borrower’s business as now conducted and as presently proposed to be conducted. To the best of Borrower’s knowledge, each of the copyrights, trademarks and patents created or purchased by Borrower and necessary for the operation of the business of Borrower is valid and enforceable, and no part of the intellectual property created or purchased by Borrower has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the intellectual property created or purchased by Borrower violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Effect.

5.5 Name; Location of Chief Executive Office. Except as disclosed in the Schedule or otherwise disclosed to Bank pursuant to Section 7.2, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located at the address indicated in Section 10 hereof or such other location disclosed to Bank pursuant to Section 7.2.

5.6 Litigation and Administrative Proceedings. Except as set forth in the Schedule, there are no (a) actions, investigations, or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision would

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reasonably be expected to have a Material Adverse Effect, or (b) orders, writs, injunctions (whether temporary, preliminary, or permanent), judgments, arbitration awards, consent decrees, or decrees of any court or governmental authority, arbitration board, or other tribunal that would reasonably be expected to have a Material Adverse Effect.

5.7 No Material Adverse Change in Financial Statements. All consolidated (and, if prepared, consolidating) financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank or otherwise submitted to Bank fairly present in all material respects Borrower’s consolidated (and, if applicable, consolidating) financial condition as of the date thereof and Borrower’s consolidated (and, if applicable, consolidating) results of operations for the period then ended. There has not been a material adverse change in the consolidated (or, if applicable, in the consolidating) financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9 Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12 Inbound Licenses. Except as disclosed on the Schedule or as disclosed to Bank pursuant to Section 6.8, Borrower is not a party to, nor is bound by, any material license or other similar agreement (other than off-the shelf, shrink-wrapped or “click to accept” software

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licenses that are commercially available to the public) necessary for the conduct of Borrower’s business that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or similar agreement or any other property necessary for the conduct of Borrower’s business, other than this Agreement or the other Loan Documents.

5.13 Shares. Borrower has full power and authority to create a first lien (subject to Permitted Liens) on the Shares and no disability or contractual obligations exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings. No interest in any limited liability company or limited partnership controlled by Borrower is represented by a certificate unless (a) the limited liability company agreement or limited partnership agreement expressly provides that such interest shall be a “Security” within the meaning of Article 8 of the Code, and (b) such certificate has been delivered to Bank. With respect to each limited liability company or limited partnership controlled by Borrower whose interests are uncertificated, such limited liability company or limited partnership has not elected, whether in its limited liability company agreement or limited partnership agreement or otherwise, to have such interests be treated as a “Security” within the meaning of Article 8 of the Code.

5.14 Full Disclosure.

(a) No representation, warranty or other statement made by Borrower in any report, certificate, or written statement furnished or submitted to Bank (in each case other than any information solely regarding general market data or general economic data) taken together with all such reports, certificates, and written statements furnished or submitted to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in such reports, certificates, or statements not misleading in light of the circumstances in which they were made.

(b) All projections, forecasts and other forward-looking information provided by Borrower have been prepared in good faith and based on reasonable assumptions at the time made (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

6. AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnification or reimbursement obligations for which no claims have been asserted), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

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6.1 Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in the respective states of formation, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates, Collateral Audits.

(a) Borrower shall deliver to Bank: (i) with respect to the first two months in each calendar quarter, as soon as available, but in any event within 30 days after the end of each such calendar month, a company prepared consolidated (and, if prepared, consolidating) balance sheet and income statement, covering Borrower’s consolidated (and, if applicable, consolidating) operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer (provided, that, the form of unaudited financial statements delivered by Borrower to Bank prior to the Closing Date shall be deemed reasonably acceptable to Bank); (ii) as soon as available, but in any event within 45 days after the end of each calendar quarter, a company prepared consolidated (and, if prepared, consolidating) balance sheet, income statement, and statement of cash flows covering Borrower’s consolidated (and, if prepared, consolidating) operations during such quarter, in a form reasonably acceptable to Bank and certified by a Responsible Officer (provided, that, the form of unaudited financial statements delivered by Borrower to Bank prior to the Closing Date shall be deemed reasonably acceptable to Bank); (iii) as soon as available, but in any event within 180 days after the end of Borrower’s fiscal year, audited consolidated (and, if prepared, consolidating) financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified (other than any going concern qualification typical for venture-back companies similar to Borrower) opinion on such financial statements from an independent certified public accounting firm reasonably acceptable to Bank (for the avoidance of doubt, any “Big Four” accounting firm shall be acceptable to Bank); (iv) an annual budget (which shall include period-end cash forecasts for each calendar quarter) approved by Borrower’s board of directors as soon as available but not later than the earlier of (A) 10 days following approval by Borrower’s board of directors or (B) 60 days following the end of each fiscal year of Borrower; (v) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (vi) promptly upon receipt of notice thereof, a report of any legal actions, governmental investigations, or proceedings pending or threatened (in writing) against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of, individually or in the aggregate, $1,000,000 or more; and (vii) promptly upon receipt, any management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems.

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(b) Within (i) 30 days after the end of each calendar month and (ii) 45 days after the end of each calendar quarter, Borrower shall deliver to Bank with the monthly and quarterly financial statements a Compliance Certificate certified as of the last day of the applicable month or quarter and signed by a Responsible Officer.

(c) As soon as possible and in any event within 3 Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, Borrower shall deliver to Bank a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(d) Borrower shall immediately, upon the occurrence of any event, condition, development, action, circumstance, or other occurrence that, in each case could reasonably be expected to result in a Material Adverse Effect, provide notice thereof to Bank. Such notice shall describe in detail the nature of such event, condition, development, action, or other occurrence.

(e) Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, inspect, audit and appraise the Collateral at Borrower’s expense in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

(f) Borrower shall promptly, following Bank’s request, deliver to Bank such budgets, projections, operating plans, or other information (whether financial, operational, relating to sale processes or liquidity events, or otherwise) as Bank may request from time to time. Any failure of Borrower to timely provide any such requested information shall constitute an Event of Default under Section 8.2 of the Agreement, and any willful or intentional withholding of such information shall give rise to such inferences with respect to the withholding of such information and the content of such information had it been timely provided, as Bank may determine in its sole and absolute discretion.

Borrower may deliver to Bank on an electronic basis any certificates, reports, requests, or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by, or on behalf of, a Responsible Officer. Borrower shall include a submission date on any certificates, statements, and reports to be delivered electronically.

Any submission by Borrower of a Compliance Certificate, or other financial statement pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Borrower that (i) as of the date of such Compliance Certificate, financial statement, or request, the information and calculations set forth therein are true, accurate and correct, (ii) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Certificate, or financial statement, as applicable; (iii) as of the date of such submission, no Events of Default have occurred or are continuing; and (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 remain true and correct in all material respects as

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of the date of such submission except as noted in such Compliance Certificate, financial statement, or request, as applicable.

6.3 Inventory and Equipment; Returns. Borrower shall keep all Inventory and Equipment in good and merchantable condition, free from all material defects (ordinary wear and tear excepted) except for Inventory and Equipment (i) sold or disposed of (subject to the limitations in Section 7.1) in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States; provided, that, Borrower may maintain assets, including Inventory and Equipment, outside the United States (x) consisting of pharmaceutical drug substances and related assets or (y) otherwise, with an aggregate value for all such locations where such other Inventory and Equipment is held not exceeding $250,000. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving inventory having a book value of more than $250,000.

6.4 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make (i) any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary or (ii) any such payments in an aggregate amount not exceeding $100,000.

6.5 Insurance. Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case as ordinarily insured against by other owners in businesses similar to Borrower’s. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank; provided, that, forms, companies and scope of coverage consistent with those insurance policies held by Borrower as of the Closing Date shall be deemed to be reasonably acceptable to Bank as of the Closing Date. Within 30 days of the Closing Date, all policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as lender’s loss payee. Within 30 days of the Closing Date, all liability insurance policies shall show, or have endorsements showing, Bank as an additional insured. Any such insurance policies shall specify that the insurer must give at least 30 days’ notice to Bank before canceling its policy for any reason (or 10 days’ notice for cancellation due to non-payment of premium). Within 30 days of the Closing Date, Borrower shall cause to be furnished to Bank a copy of its policies of insurance including any endorsements covering Bank or showing Bank as an additional insured and as lender’s loss payee. Upon Bank’s request, Borrower shall deliver to Bank copies of the policies of insurance, evidence of all premium payments, and evidence of the renewal of any and all insurance policies. Proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority (subject to Permitted Liens) security interest, provided further that if an Event of Default has

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occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6 Accounts.

(a) Subject to the provisions of Section 3.1(k) and 3.2(b), at all times (i) prior to the date that is 90 days from the Closing Date, Borrower shall maintain, and shall cause its Subsidiaries to maintain, depository accounts with Bank holding an aggregate amount of Cash equal to at least $30,000,000 and (ii) on and after the date that is 90 days from the Closing Date, Borrower shall maintain, and, to the extent necessary to satisfy the Cash threshold set forth in this sentence, shall cause its Subsidiaries to maintain, all primary depository and operating accounts and investment accounts with Bank (DDA, MMA or 100% FDIC-insured cash sweep accounts), which accounts shall at all times hold an aggregate amount of Cash equal at least to the lesser of (A) $90,000,000 and (B) 75% of the aggregate amount of Borrower’s and its Subsidiaries’ Cash maintained with all financial institutions. In addition to and without limiting the foregoing, on and after the date that is 90 days from the Closing Date, at any time that the aggregate amount of Cash maintained by Borrower and its Subsidiaries in accounts with Bank is less than $90,000,000, Australian Subsidiary may not hold Cash in an aggregate amount greater than $2,500,000. Prior to Borrower maintaining any account with a financial institution other than Bank (other than Excluded Accounts), Borrower, Bank, and any such financial institution shall have entered into an account control agreement with respect to any such account, in form and substance reasonably satisfactory to Bank; provided, however, that Borrower will have until the date that is 60 days from the Closing Date to deliver the control agreements described in Section 6.11(b).

(b) Notwithstanding the terms of clause (a) above, MSC Subsidiary may maintain any Cash of MSC Subsidiary in accounts outside of Bank provided that (i) such accounts are not subject to a control agreement in favor of any Person and (ii) if at any time the aggregate amount of Cash maintained by Borrower in depository and operating accounts with Bank shall be less than 105% of the outstanding principal amount of all Term Loans, (A) Borrower shall cause MSC Subsidiary to transfer all Cash maintained in accounts of MSC Subsidiary to accounts of Borrower maintained with Bank and (B) MSC Subsidiary may not hold any cash, investments or other property until such time as the aggregate amount of Cash maintained by Borrower in depository and operating accounts with Bank is equal to at least 105% of the outstanding principal amount of all Term Loans.

(c) In addition to, and without limiting the foregoing, except as permitted pursuant to clause (h) of the definition of Permitted Indebtedness, (i) at all times on and after the date that is 90 days from the Closing Date, Borrower shall maintain all credit card and foreign exchange services with Bank and (ii) at all times on and after the date that is 1 year from the Closing Date, Borrower shall maintain all letter of credit services with Bank (provided that any letter of credit maintained outside of Bank that expires or otherwise comes up for renewal prior to the date that is 1 year from the Closing Date may not be renewed or replaced and must be moved to Bank).

6.7 Protection of Intellectual Property Rights. Borrower shall use commercially reasonable efforts (i) protect, defend and maintain the validity and enforceability of its trade secrets, trademarks, patents, and copyrights, (ii) detect infringements of its trademarks, patents, and copyrights and promptly advise Bank in writing of material infringements detected

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and (iii) not allow any of its material trademarks, patents or copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

6.8 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material inbound license or similar agreement (other than off-the shelf, shrink-wrapped or “click to accept” software licenses that are commercially available to the public), Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default or Event of Default under this Agreement.

6.9 Creation/Acquisition of Subsidiaries. In the event that Borrower or any Subsidiary of Borrower creates or acquires any Subsidiary, Borrower or such Subsidiary shall promptly notify Bank of such creation or acquisition, and Borrower or such Subsidiary shall take, no later than 30 days following the date of such request, all actions reasonably requested by Bank to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement): (i) to cause such New Subsidiary to become either (A) a co-borrower hereunder, if such New Subsidiary is organized under the laws of the United States, or (B) a Secured Guarantor with respect to the Obligations, if such New Subsidiary is not organized under the laws of the United States; and (ii) to grant and pledge to Bank a perfected security interest in 100% of the stock, units or other evidence of ownership constituting Collateral held by Borrower or its Subsidiaries of any such New Subsidiary.

6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.11 Post-Closing Conditions. Borrower shall deliver to Bank, each in form and substance satisfactory to Bank, no later than the date that is 60 days from the Closing Date, (a) a bailee waiver in favor of Bank for each location where Borrower maintains Collateral with an aggregate book value in excess of $1,000,000 with a third party, duly executed by Borrower and each such third party and (b) duly-executed control agreements in favor of Bank with respect to Borrower’s accounts (other than Excluded Accounts) maintained with (i) Silicon Valley Bank, (ii) JPMorgan Chase, (iii) Wells Fargo and (iv) US Bank.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, for so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnification or reimbursement obligations for which no claims have been asserted) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

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7.1 Dispositions. Convey, sell, lease, license, transfer, or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or move cash balances on deposit with Bank to accounts opened at another financial institution (other than accounts permitted by Section 6.6), other than Permitted Transfers.

7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the state of Borrower’s formation or relocate its chief executive office without 10 days prior written notification to Bank; replace or suffer the departure of its chief executive officer or chief financial officer without delivering written notification to Bank within 15 days; fail to appoint an interim replacement or fill a vacancy in the position of chief executive officer or chief financial officer for more than 30 consecutive days; prior to the sale or issuance of Borrower’s equity securities in connection with an initial public offering, suffer a change on its board of directors which results in the failure of at least two partners of any of Novo Ventures, F-Prime Capital, Norwest Venture Partners, Suvretta Capital Management, or Perceptive Advisors (or one partner from any two of the foregoing Persons) to serve as a voting member (other than any resignation by a director that is replaced within 30 days by a representative of the same institution), or suffer the resignation of a majority of the directors in anticipation of an Insolvency Proceeding, cessation of business, or a Change in Control (other than a Change in Control pursuant to which the Obligations (other than inchoate indemnification or reimbursement obligations for which no claims have been asserted) will be repaid in full and this Agreement terminated concurrently with the closing of such Change in Control), in any such case without the prior written consent of Bank which may be withheld in Bank’s reasonable discretion; take action to liquidate, wind up, or otherwise cease to conduct business in the ordinary course; engage in any business, or permit any of its Subsidiaries to engage in any business, other than as reasonably related, ancillary or incidental to the businesses currently engaged in by Borrower, or, with respect to any Subsidiary that is not a Borrower, engaged in by Borrower or such Subsidiary; change its fiscal year end; convert to another form of incorporated or unincorporated business or entity without at least 10 days’ prior written notice to Bank; have a Change in Control; or Divide.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower or a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or a division, line of business, or business unit of another Person, in each case except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) to the extent Borrower is a party to such transaction, Borrower is the surviving entity; (b) Borrower provides notice of such proposed transaction at least 10 Business Days prior to the consummation thereof and Bank consents to such transaction in its sole and absolute discretion, or (c) the Obligations (other than inchoate indemnification or reimbursement obligations for which no claims have been asserted) are repaid in full and this Agreement is terminated concurrently with the closing of any merger or consolidation of Borrower in which Borrower is not the surviving entity. Borrower shall not, without Bank’s prior written consent, enter into any binding contractual arrangement with any investment banker, business

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broker, or similar Person to attempt to facilitate a merger or acquisition of Borrower or Borrower’s assets (any such agreement, an “Investment Banker Agreement”); unless Borrower notifies Bank upon or prior to entering into such an Investment Banker Agreement and provides a copy of such Investment Banker Agreement; provided, that, if an Event of Default shall have occurred and be continuing, Borrower shall notify Bank in advance of entering into such an Investment Banker Agreement and provide a copy of the Investment Banker Agreement to Bank at least 3 Business Days prior to entering into such Investment Banker Agreement.

7.4 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property, (ii) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment and (iii) customary restrictions on the assignment of leases, licenses or other agreements) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that (i) Borrower may repurchase the stock of former employees or directors pursuant to stock repurchase agreements in an aggregate amount not to exceed $250,000 in any fiscal year, as long as an Event of Default does not exist prior to any such repurchase and would not exist after giving effect to such repurchase, (ii) Borrower may repurchase the stock of former employees or directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees or directors to Borrower regardless of whether an Event of Default exists, (iii) any Subsidiary that is a Borrower or Guarantor may make distributions or pay dividends or make payment on account of or in redemption, retirement or purchase of any capital stock to Borrower or a Secured Guarantor, (iv) any Subsidiary that is not a Borrower or Guarantor may make distributions or pay dividends or make payment on account of or in redemption, retirement or purchase of any capital stock to Borrower, any Guarantor or any other Subsidiary, (v) Borrower and its Subsidiaries may convert or exchange any of their respective convertible securities into or for equity securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (vi) Borrower and its Subsidiaries may pay dividends solely in capital stock and (vii) Borrower and its Subsidiaries may make de minimis payments in lieu of fractional shares in an aggregate amount not exceeding $100,000 in any calendar year.

7.7 Investments. Directly or indirectly acquire or own an Investment in, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or maintain or invest any of its investment property with a Person other than Bank or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank to the extent required pursuant to the terms of this Agreement, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

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7.8 Capitalized Expenditures. Make Capitalized Expenditures in excess of 150% of the amount approved by Borrower’s board of directors and set forth in the most recently approved operating plan delivered to Bank.

7.9 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s or a Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) the sale of Borrower’s equity securities in bona fide transactions with Borrower’s existing investors that do not result in a Change in Control, (iii) reasonable and customary director, officer, and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements approved by Borrower’s board of directors), (iv) Permitted Transfers, Permitted Indebtedness, and Permitted Investments and transactions of the type described in and permitted pursuant to Section 7.6, and (v) transactions among Borrower and any Secured Guarantor.

7.10 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt, in each case except in compliance with the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.

7.11 Inventory and Equipment. (a) At any time on or after the date that is 60 days from the Closing Date, store Inventory or Equipment of a book value in excess of $1,000,000 with a bailee, warehouseman, collocation facility or similar third party located in the United States unless such third party has been notified of Bank’s security interest and, upon request of Bank, Borrower has delivered a bailee waiver in favor of Bank, in form and substance reasonably satisfactory to Bank, duly executed by Borrower and such third party; or (b) with respect to any leased or licensed real property, store Collateral of a book value in excess of $1,000,000 unless the landlord has been notified of Bank’s security interest and, upon request of Bank, Borrower has delivered to Bank a landlord waiver, in form and substance reasonably satisfactory to Bank, duly executed by Borrower and such landlord.

7.12 No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay any of the Obligations (i) constituting principal or interest when due or (ii) any other Obligation within three (3) Business Days of when due;

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8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2 (Financial Reporting), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Accounts), or 6.11 (Post-Closing Conditions) or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, or covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrower be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 Material Adverse Effect. If there occurs any circumstance or any circumstances which would reasonably be expected to have a Material Adverse Effect with respect to Borrower or any Guarantor;

8.4 Attachment. If any material portion of Borrower’s or any Guarantor’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 30 days, or if Borrower or any Guarantor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s or any Guarantor’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s or any Guarantor’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 30 days after Borrower or such Guarantor receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower or such Guarantor (provided that no Credit Extensions will be made during such cure period);

8.5 Insolvency. If Borrower or any Guarantor becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower or any Guarantor, or if an Insolvency Proceeding is commenced against Borrower or any Guarantor and is not dismissed or stayed within 45 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If (a) there is a default or other failure to perform in any agreement to which Borrower or any Guarantor is a party with a third party or parties (i) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $500,000, (ii) in connection with any lease of real property

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the termination or loss of which would reasonably be expected to result in a Material Adverse Effect, or (iii) that would reasonably be expected to have a Material Adverse Effect, or (b) any default or event of default (however designated) shall occur with respect to any Subordinated Debt that is not cured within any applicable cure period;

8.7 Judgments. If (a) a final judgment or judgments (excluding only those judgments covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) for the payment of money in an amount, individually or in the aggregate, of at least $500,000 shall be rendered against Borrower or any Guarantor and shall remain unsatisfied and unstayed for a period of 30 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment), or (b) any one or more non-monetary judgments shall be rendered against Borrower or any Guarantor that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

8.8 Misrepresentations. If any material misrepresentation or material misstatement exists in any warranty or representation set forth herein or in any report, certificate or other writing now or hereafter delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document, in each case, when made; or

8.9 Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation (subject to any applicable cure or grace periods) under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document (subject to any applicable cure or grace periods) or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists in any warranty or representation set forth in any Guaranty Document or in any certificate delivered now or hereafter to Bank in connection with any Guaranty Document, in each case, when made. Notwithstanding the terms of this Section 8 to the contrary, an Event of Default shall not be deemed to have occurred if any of the circumstances described in Sections 8.3 through 8.8 occur solely with respect to an Immaterial Guarantor, provided that an Event of Default will be deemed to exist if such circumstances occur with respect to an Immaterial Guarantor, Borrower and all Guarantors when taken together.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (Insolvency), all Obligations shall become immediately due and payable without any action by Bank);

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(b) Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts;

(c) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(d) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) Place a “hold” on any account (other than any Excluded Account) maintained with Bank, decline to honor presentments (including but not limited to checks, wires, and ACH drafts) against any account at Bank, and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;

(g) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank (other than any balances and deposits in any account described in the definition of Excluded Accounts), and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(i) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell

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the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(j) Credit bid and purchase at any public sale;

(k) Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(l) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank will comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; provided that Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnification or reimbursement obligations for which no claims have been asserted) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3 Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee,

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and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other reporting required pursuant to Section 6.2 of this Agreement, which shall be sent as directed in the monthly reporting forms provided by Bank) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage

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prepaid, return receipt requested, or by electronic mail to Borrower or to Bank, as the case may be, at its address set forth below:

If to Borrower:	Avalyn Pharma Inc.
105 West 1st Street
Boston, Massachusetts 02127 Attn: [***]
E-Mail: [***]

with a copy (not
constituting notice) to:	Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attn: [***]
Email: [***]

If to Bank:	Banc of California
555 S. Mangum Street, Suite 1000
Durham, North Carolina 27701
Attn: Loan Operations Manager
E-Mail: [***]

with a copy to:	Banc of California
555 South Mangum Street, Suite 1000
Durham, North Carolina 27701
Attn: [***]
Email: [***]

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law (other than Title 14 of Article 5 of the New York General Obligations Law). Jurisdiction shall lie in the State of New York. All disputes, controversies, claims, actions and similar proceedings arising with respect to Borrower’s account or any related agreement or transaction shall be brought in the New York state courts sitting in New York County, New York or the United States District Court for the Southern District of New York, except as provided below with respect to arbitration of such matters. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS

23.

CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. If the jury waiver set forth in this Section 11 is not enforceable, then any dispute, controversy, claim, action or similar proceeding arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by final and binding arbitration held in New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply New York law to the resolution of any dispute, without reference to rules of conflicts of law (other than Title 14 of Article 5 of the New York General Obligations Law) or rules of statutory arbitration. Judgment upon any award resulting from arbitration may be entered into and enforced by any state or federal court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section. The costs and expenses of the arbitration, including without limitation, the arbitrator’s fees and expert witness reasonable and documented out of pocket fees, and reasonable and documented out of pocket attorneys’ fees, incurred by the parties to the arbitration may be awarded to the prevailing party, in the discretion of the arbitrator, or may be apportioned between the parties in any manner deemed appropriate by the arbitrator. Unless and until the arbitrator decides that one party is to pay for all (or a share) of such costs and expenses, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, Bank shall not assign its interests in the Loan Documents to any Person who, in the reasonable estimation of Bank, is (a) a direct competitor of Borrower or (b) a vulture fund or distressed debt fund.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, directors, employees, affiliates, advisors and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable and documented out-of-pocket attorneys’ fees and expenses), except for losses caused by Bank’s gross

24.

negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable order.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts; Electronic Transmission; Electronic Signatures. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of this Agreement or the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”) or any similar format, or transmitted electronically by digital image, DocuSign, or other means of electronic transmission, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (other than inchoate indemnification or reimbursement obligations for which no claims have been asserted) remain outstanding or so long as Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality and Publicity.

(a) Borrower shall not, and shall not permit any of its Affiliates to: (i) publish or publicly disclose any materials containing Bank’s name, including in any press release or otherwise in connection with any advertising or marketing, without first obtaining Bank’s prior written consent, or (ii) use Bank’s name (or the name of any of its Affiliates) in connection with

25.

its operations or business; provided, that, nothing set forth in this Section 12.8(a) shall prohibit the disclosure by Borrower or its Affiliate of any information or materials to the extent required by law, regulation, subpoena, or other order and in connection with reporting obligations applicable to such Borrower or Affiliate, including pursuant to the Exchange Act of 1934, as amended.

(b) In handling any confidential information, Bank shall maintain in confidence, in accordance with its customary procedures for handling confidential information, all written non-public information furnished to Bank on a confidential basis clearly identified at the time of delivery as such (“Confidential Information”) other than any such Confidential Information that becomes generally available to the public or becomes available to Bank from a source other than Borrower and that is not known to Bank to be subject to confidentiality obligations; provided, that Bank and its Affiliates shall have the right to disclose Confidential Information to: (i) such Person’s Affiliates; (ii) such Person or such Person’s Affiliates’ lenders, funding sources, or financing sources, so long as such Persons are bound by confidentiality terms not more permissive than the terms hereof; (iii) such Person’s or such Person’s Affiliates’ directors, officers, trustees, partners, members, managers, employees, agents, advisors, representatives, attorneys, professional consultants, portfolio management services and rating agencies, so long as such Persons are bound by confidentiality terms not more permissive than the terms hereof; (iv) any successor or permitted assign of Bank, provided that such Persons have agreed to maintain confidentiality on substantially similar terms as those in this Section 12.8(b); (v) any Person to whom Bank offers to sell, assign or transfer any Credit Extension or any part thereof or any interest or participation therein, provided that such Persons have agreed to maintain confidentiality on substantially similar terms as those in this Section 12.8(b); (vi) any Person that provides statistical analysis and/or information services to Bank or its Affiliates; and (vii) any Person (A) to the extent required by it by law, (B) as may be required in connection with the examination, audit, or similar investigation of Bank, (C) in response to any subpoena or other legal process or informal investigative demand, (D) in connection with any litigation, or (E) in connection with the actual or potential exercise or enforcement of any right or remedy under any Loan Document. The obligations of Bank and its Affiliates under this Section 12.8 shall supersede and replace any other confidentiality obligations agreed to by Bank or its Affiliates.

12.9 E-Systems. Bank is hereby authorized by Borrower to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Credit Extensions and other matters incidental thereto. Without limiting the generality of the foregoing, Bank is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items, by posting to or submitting and/or completion, on E-Systems. Borrower acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms and conditions posted or referenced in such E-System (or such terms and conditions as may be updated from time to time, including on such E-System) and related contractual obligations executed by Borrower in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS-IS” AND “AS AVAILABLE”. NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY BANK OR ANY OF ITS AFFILIATES IN CONNECTION WITH ANY E-SYSTEMS.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AVALYN PHARMA INC.

By:	/s/ Doug Carlson

Name: Doug Carlson

Title: CFO

BANC OF CALIFORNIA

By:	/s/ Thomas Schroder

Name: Thomas Schroder

Title: Senior Vice President

27.

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and general partners.

“Amortization Date” means January 31, 2028 (provided however, that if the Equity Milestone occurs on or prior to [***], the Amortization Date shall be [***]).

“Australian Subsidiary” means Avalyn Pharma Pty Ltd, Borrower’s Subsidiary formed under the laws of Australia.

“Authorized Officer” means a Person designated as such in the corporate resolution provided by Borrower to Bank in which this Agreement and the transactions contemplated hereunder are authorized by Borrower’s board of directors. If Borrower provides subsequent corporate resolutions to Bank after the Closing Date, the individual(s) designated as “Authorized Officer(s)” in the most recently provided resolution shall be the only “Authorized Officers” for purposes of this Agreement.

“Availability End Date” means December 31, 2027 (provided however, that if the Equity Milestone occurs on or prior to [***], the Availability End Date shall be [***]).

“Bank Expenses” means all reasonable and documented, out-of-pocket costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses, whether generated by in-house or by outside counsel, provided that Borrower will not be charged for both in-house and outside counsel fees or expenses that are duplicative) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable and documented out-of-pocket Collateral audit fees; and Bank’s reasonable and documented out-of-pocket attorneys’ fees and expenses (whether generated in-house or by outside counsel, provided that Borrower will not be charged for both in-house and outside counsel fees or expenses that are duplicative) incurred in amending, enforcing or defending the Loan Documents (including reasonable and documented out-of-pocket fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial

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condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

“Capitalized Expenditures” means current period unfinanced cash expenditures that are capitalized and amortized over a period of time in accordance with GAAP, including but not limited to capitalized cash expenditures for capital equipment, capitalized manufacturing and labor costs as they relate to inventory, and capitalized cash expenditures for software development.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Bank in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the board of directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the New York Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is non-assignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9-406 and 9-408 of the Code), (ii) is property for which the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote, if the grant of a security interest in such capital stock pursuant to this Agreement would result in material adverse “deemed dividend” tax consequences to Borrower due to the application of IRC §956, (iv) is property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien, (v) motor vehicles and other assets subject to certificates of title (other than to the extent a lien thereon can be perfected by the filing of a financing statement under the Code), or (vi) deposit accounts maintained by Borrower on behalf of other Persons exclusively holding cash of such other Persons in which Borrower has no

2.

ownership interest (the property described in clauses (i) through (vi), collectively the “Excluded Property”).

“Compliance Certificate” means a compliance certificate, in substantially the form of Exhibit D attached hereto, executed by a Responsible Officer of Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Credit Extension” means each Term Loan or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Divide” means, with respect to any Person that is an entity, the dividing of such Person into two or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other statute with respect to any corporation, limited liability company, partnership, or other entity.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equity Milestone” means [***]

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“E-System” means any electronic system approved by Bank, including any Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Bank, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system, or otherwise used to facilitate communication between Borrower and Bank with respect to the Loan Documents.

3.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Account” means any deposit account (a) exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of employees and identified to Bank as such with an account balance not to exceed the amount reasonably estimated to be required for up to two (2) payroll cycles (including bonuses, commissions and overtime), (b) exclusively holding cash described in clause (j) of the definition of Permitted Liens (and subject to the caps set forth therein) or (c) maintained by Borrower on behalf of other Persons exclusively holding cash of such other Persons in which Borrower has no ownership interest.

“Excluded Property” has the meaning set forth in the definition of Collateral.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Guarantor” is any Person providing a Guaranty in favor of Bank. “Guaranty” has the meaning assigned in Section 8.9.

“Immaterial Guarantor” means each Guarantor which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended (determined in accordance with GAAP), both (a) has not contributed greater than five percent (5%) of consolidated total revenue of Borrower and its Subsidiaries, taken as a whole and (b) did not have greater than five percent (5%) of the consolidated total assets of the Borrower and its Subsidiaries, taken as a whole (excluding the value of all Intellectual Property held by such Guarantor and an amount of cash held by such Guarantor equal to the amount needed to satisfy payroll for the immediately succeeding payroll period of such Guarantor).

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, including but not limited to any sublimit contained herein.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

4.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank (or any of its correspondent banks) at Borrower’s request.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Advance/Paydown Request Form” means a loan advance/paydown request form, in substantially the form of Exhibit C attached hereto.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means any material adverse effect on, and/or any material adverse change in, as applicable, (i) the operations, business or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, whether resulting from one event, condition, development, action, circumstance, change, or other occurrence, or resulting from the cumulative aggregate effect of a series of events, conditions, developments, actions, circumstances, changes, or other occurrences, whether or not related; (ii) the ability of Borrower or any Guarantor to repay the Obligations when due, including at the Term Loan Maturity Date, or otherwise timely perform its obligations under the Loan Documents; (iii) Borrower’s interest in, or the enforceability, perfection or priority of Bank’s security interest in, the Collateral, or any Guarantor’s interest in, or the enforceability, perfection or priority of Bank’s security interest in, any personal property or assets with respect to which such Guarantor has granted Bank a security interest; or (iv) the value of the Collateral or any personal property or assets with respect to which such Guarantor has granted Bank a security interest.

“MSC Subsidiary” means a securities corporation formed after the Closing Date that is a Subsidiary of Borrower.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses, and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement (other than the Warrant), whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of the Loan Documents.

“Permitted Indebtedness” means:

5.

(a) Indebtedness of Borrower and its Subsidiaries in favor of Bank arising under this Agreement or any other Loan Document or any other agreement with Bank;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness not to exceed $250,000 in the aggregate at any time secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided that such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) to the extent constituting Indebtedness, obligations in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business (but only to the extent that Borrower is permitted to maintain such accounts pursuant to Section 6.6 of this Agreement);

(g) Indebtedness of any Borrower or Secured Guarantor to any other Borrower or Secured Guarantor;

(h) Indebtedness in respect of letters of credit, credit cards and credit card processing services in the ordinary course of business, banker’s acceptances or similar arrangements, provided that the aggregate principal amount of any such Indebtedness outstanding at any time shall not exceed $400,000;

(i) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of Borrower’s business;

(j) other unsecured Indebtedness of Borrower and its Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $250,000) at any time outstanding;

(k) Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby) and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby); and

(l) Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) (i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one year from the date of acquisition

6.

thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, (iv) Bank’s money market accounts; (v) Investments in regular deposit, checking or securities accounts held with Bank or as otherwise permitted by, and subject to the terms and conditions of, Section 6.6 of this Agreement; and (vi) Investments consistent with any investment policy adopted by Borrower’s board of directors;

(c) Investments accepted in connection with Permitted Transfers;

(d) Investments (i) by Borrower or any Subsidiary in Borrower or a Secured Guarantor, (ii) Investments by Borrower and Guarantors in Subsidiaries (which, for clarity, shall not include any transfer of intellectual property to Australian Subsidiary) not to exceed $250,000 in the aggregate in any fiscal year and (iii) Investments of Subsidiaries that are not a Borrowers or a Guarantor in other Subsidiaries;

(e) Investments not to exceed $250,000 outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s board of directors;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s or a Subsidiary’s business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this clause (g) shall not apply to Investments of Borrower in any Subsidiary;

(h) Joint ventures or strategic alliances in the ordinary course of Borrower’s or a Subsidiary’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any such cash Investments by Borrower and its Subsidiaries do not exceed $250,000 in the aggregate in any fiscal year;

(i) Investments permitted under Section 7.3;

(j) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(k) Investments by Borrower or any Subsidiary in the MSC Subsidiary provided that, immediately following any such Investment, the aggregate amount of Cash maintained by Borrower in depository and operating accounts with Bank will be equal to at least 105% of the outstanding principal amount of all Term Loans;

(l) to the extent constituting an Investment, (i) deposits not exceeding $500,000 in the aggregate made to secure the performance of operating leases, licenses or contracts in the ordinary

7.

course of business and (ii) deposits given in the ordinary course of business in connection with contracts with respect to clinical research; and

(m) other Investments not exceeding $500,000 in the aggregate in any fiscal year. “Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Credit Extensions) or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Bank;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower or the applicable Subsidiary maintains adequate reserves;

(c) Liens not to exceed $250,000 in the aggregate at any time (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase or lease price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(g) customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of Borrower or its Subsidiaries, provided that (i) Bank has a first priority (subject to Permitted Liens) perfected security interest in such account to the extent required under this Agreement and (ii) such account is permitted to be maintained pursuant to Section 6.6 of this Agreement;

(h) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

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(i) Liens arising from the filing of any precautionary financing statement on operating leases covering the leased property, to the extent such operating leases are permitted under this Agreement;

(j) Liens on cash securing up to 105% of the amount of obligations of the type described in clause (h) of the definition of “Permitted Indebtedness;

(k) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (j) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(m) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (Attachment) or 8.7 (Judgments);

(n) Liens securing Subordinated Debt, provided that such Liens do not encumber assets beyond those assets comprising the Collateral; and

(o) other Liens securing obligations in an aggregate amount not exceeding $100,000 at any time, provided that no such Liens may secure obligations for borrowed money.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a) Inventory in the ordinary course of business;

(b) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c) worn-out, surplus or obsolete Equipment not financed with the proceeds of Credit Extensions;

(d) grants of security interests and other Liens that constitute Permitted Liens;

(e) other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $250,000 during any fiscal year (provided that no transfer of intellectual property to Australian Subsidiary shall be permitted);

(f) conveyances, sales, leases, transfers and dispositions constituting Permitted Investments and Permitted Liens;

(g) consisting of the sale or issuance of any stock, partnership, membership, or other ownership interest or other equity securities of Borrower permitted under Section 7.2 of this Agreement;

9.

(h) consisting of the use of cash and cash equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement; and

(i) transfers among Borrower and Secured Guarantors.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, Vice President of Finance and the Controller of Borrower, as well as any other officer or employee identified as an Authorized Officer in the corporate resolution delivered by Borrower to Bank in connection with this Agreement.

“Revenue” means revenue recognized in accordance with GAAP.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Secured Guarantor” is any Guarantor with respect to which Bank has a first priority security interest (subject only to Permitted Liens) in all of such guarantor’s personal property and assets as are consistent with the definition of Collateral as if such Guarantor were named as a Borrower herein.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is an entity organized under the laws of the United States or any territory thereof.

“SOS Reports” means the official reports from the Secretaries of State of the state where Borrower’s chief executive office is located, the state of Borrower’s formation and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

10.

“Term Loan” and “Term Loans” have the meanings assigned in Section 2.1(b).

“Term Loan Maturity Date” means June 30, 2030.

“Warrant” is that certain Warrant to Purchase Stock dated as of the Closing Date by Borrower in favor of Bank, as amended, modified, supplemented and/or restated from time to time.

11.

DEBTOR	AVALYN PHARMA INC.

SECURED PARTY:	BANC OF CALIFORNIA

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), financial assets, general intangibles (including patents, trademarks, copyrights, goodwill, payment intangibles, domain names and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the New York Uniform Commercial Code, as amended or supplemented from time to time, including revised Article 9 of the Uniform Commercial Code-Secured Transactions.

Notwithstanding the foregoing, the Collateral shall not include (a) any Excluded Property or (b) any of the intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”).

Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of February 3, 2026, include the Intellectual Property to the extent and only to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment, and further provided, however, that Bank’s enforcement rights with respect to any security interest in the Intellectual Property shall be absolutely limited to the Rights to Payment only, and Bank shall have no recourse whatsoever with respect to the underlying Intellectual Property.

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EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM

[Please refer to New Borrower Kit]

EXHIBIT D COMPLIANCE CERTIFICATE

[Please refer to New Borrower Kit]